Exhibit 10.12

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of August, 2016 (the “Effective Date”) by and between Akriveia Therapeutics Inc., a for-profit company with a registered address at 615 South DuPont Highway, Dover, DE 19901 (“Licensee”) and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”). Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.            COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public and COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

B.             Licensee is a company to be dedicated to the commercial development and exploitation in the Field of products and services that incorporate one or more of the technologies described in the Patent Rights;

C.             On May 24, 2016 (the “Original Effective Date”), the Parties entered into (i) an Exclusive License Agreement (the “Original Agreement”), pursuant to which COH granted Licensee an exclusive license under the Patent Rights to make, have made, use, offer for sale, sell and import Licensed Products (as defined below) and to perform Licensed Services (as defined below), in the Field, in the Territory (as defined below) and (ii) a side letter agreement, pursuant to which the Parties agreed to amend and restate the Original Agreement following Licensee’s restructuring transaction; and

D.            On May 25, 2016, Licensee entered into a restructuring transaction pursuant to which it became a wholly-owned subsidiary of Akriveia Therapeutics, LLC (the “Parent”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1            “Act” means the Securities Act of 1933, as amended.

1.2            “Affiliate” of a Party means a Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of 50 percent or more of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

EXECUTION COPY

1.3            “Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California, are authorized or required by law or regulation to close.

1.4            “Change of Control” means (i) any transaction or series of related transactions following which the holders of Parent’s or Licensee’s capital stock or membership or equity interests immediately prior to such transaction or series of related transactions collectively hold less than 50% of such outstanding equity interests of Parent or Licensee, as applicable, entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee or Parent, as applicable (but in each case other than in connection with a bona fide Equity Financing of Licensee or Parent, as applicable); (ii) a sale, transfer or other disposition to a Third Party, in a single transaction or series of related transactions, of all or a material portion of Licensee’s or Parent’s interest in the Licensed Product; (iii) a sale, transfer or other disposition to a Third Party, in a single transaction or series of related transactions, of all or a material portion of Licensee’s or Parent’s, as applicable, right, title, or interest in its assets taken as a whole (but in each case of the foregoing (ii) and (iii) other than by grant of sublicense(s) or in connection with reorganization of Licensee); (iv) an initial public offering of the stock of Licensee or Parent; (v) the merger of Licensee or Parent, as applicable with a Third Party by operation of law or otherwise; or (vi) any assignment of this Agreement by Licensee to a Third Party.

1.5            “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly or through one or more Sublicensees, in a diligent manner consistent with organizations of comparable size and resources in the pharmaceutical industry for a comparable development or commercialization program at a similar stage of development or commercialization. [**].

1.6            “COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.

1.7            “COH Shares” means the shares of Common Stock of Licensee issued to COH in accordance with Section 4.4.

1.8            “Common Stock” means Common Stock, par value $0.00001 per share, of Licensee.

1.9            “Confidential Information” means: (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; provided that all such information and materials initially disclosed in writing or electronically shall be clearly marked as “CONFIDENTIAL” and all such materials and information initially disclosed orally shall be reduced to writing and marked as “CONFIDENTIAL” within [**] following the date of initial oral disclosure; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided further that Confidential Information shall not include information and materials to the extent a Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

EXECUTION COPY

(a)            known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement;

(b)            received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

(c)            independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; or

(d)            released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.10          “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date, of rights sufficient to effect the grant of rights set forth in this Agreement without violating the terms of any agreement with any Third Party.

1.11          “Covers” or “Covered by,” with reference to a particular Licensed Product or Licensed Service that the manufacture, use, sale, offering for sale, or importation of such Licensed Product or performance of such Licensed Service would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim in the country in which the activity occurs.

1.12          “Designated Affiliate” shall mean any wholly-owned subsidiary of Parent or any Affiliate of Licensee that is designated as a “Designated Affiliate” by Licensee in a notice to COH and which, in connection with such designation, enters into a Designated Affiliate Agreement with COH.

1.13          “Designated Affiliate Agreement” shall mean an exclusive license agreement granting a Designated Affiliate a license within a part of the Field, in the form attached hereto as Exhibit C, to be entered into by COH and each Designated Affiliate in accordance with Section 3.5 hereof.

1.14          “Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.

1.15          “Equity Financing” means the issuance of capital stock of Licensee or Parent, as applicable, in one or more transactions, including any such capital stock issuable (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability) upon the exercise, conversion or exchange of all evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for capital stock of Licensee or Parent, as applicable, including all rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock of Licensee or Parent, as applicable.

EXECUTION COPY

1.16          “Field” subject to Section 3.5.2, means the prevention, treatment and diagnosis of all human diseases and disorders.

1.17          “First Commercial Sale” means, with respect to a particular Licensed Product or Licensed Service in a given country, the first arm’s-length commercial sale of such Licensed Product or the first performance of such Licensed Service following Marketing Approval in such country by or under authority of Licensee or any Sublicensee to a Third Party who is not a Sublicensee.

1.18          “GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.19          “IND” means an Investigational New Drug application accepted by the FDA.

1.20          “Lead Candidate” means a molecule that has been identified by Licensee in its reasonable business and scientific judgment, as a potential clinical development candidate and has been selected by Licensee for evaluation as a clinical development candidate.

1.21          “License Year” means each calendar year during the term of this Agreement; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.

1.22          “Licensed Product” means a product [**] that: (i) is Covered by a Valid Claim of the Patent Rights, (ii) is manufactured by a process or used in a method Covered by a Valid Claim of the Patent Rights, or (iii) contains, as an active ingredient, any substance the manufacture, use, offer for sale or sale of which is Covered by a Valid Claim of the Patent Rights. By way of clarification, “Licensed Product” shall include a product manufactured in a country in which such manufacture is Covered by a Valid Claim and thereafter exported to and sold in a country in which no Valid Claim exists.

1.23          “Licensed Service” means any service the performance of which would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.

1.24          “Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.

1.25          “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, including, without limitation, pricing and reimbursement approvals, necessary for the manufacturing, use, storage, import, transport, distribution, marketing and sale of the applicable Licensed Products or performance of the applicable Licensed Services in a country or regulatory jurisdiction.

1.26          “NPA” means a New Drug Application to be filed with the FDA, or any equivalent application in jurisdictions outside the United States.

EXECUTION COPY

1.27          “Net Proceeds” means the net proceeds actually received by Licensee after deduction of all transaction expenses, finder’s fees, advisory fees, legal fees, sales commissions or similar amounts paid to brokers or dealers and other costs and expenses incurred by Licensee or its Affiliates in connection therewith. In the event such net proceeds are not paid to Licensee in cash, the value of such net proceeds will be the fair market value of the assets constituting such net proceeds.

1.28          “Net Sales” means the total gross amount invoiced by Licensee, its Affiliates (excluding Designated Affiliates) and Sublicensees (regardless of whether and when such invoices are actually paid) on the sale of the applicable Licensed Products and applicable Licensed Services to Third Parties (including, without limitation, the provision of any product by Licensee, its Affiliates (excluding Designated Affiliates) or Sublicensees that incorporates a Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee, its Affiliates (excluding Designated Affiliates) or Sublicensees:

[**].

In the event that a Licensed Product is a Combination Product (defined below), Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount invoiced for the Combination Product less the deductions set forth in clauses (a) – (e) above, multiplied by a proration factor that shall be determined by the formula [A / (A+B)], where A is the average gross sales price in the relevant country of a Licensed Product during such period (or similar Licensed Product with the same dosage and route of administration) when sold separately from the other active component(s) in finished form, and B is the average gross sales price in such country of the other active component(s) during such period (or similar Licensed Product with the same dosage and route of administration) when sold separately from the Licensed Product in finished form. For purposes of this Agreement, “Combination Product” means any Licensed Product sold in combination with one or more other active components which are not Licensed Products and where both the Licensed Product and other active components are each sold separately in the same dosage and route of administration. For clarity, if no such separate sales exist, the proration factor shall not be applied.

Sales of Licensed Products between or among Licensee, its Affiliates, or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this Section 1.28.

1.29          “Patent Rights” means (i) all United States and foreign patents, patent applications, continuations and divisional applications that claim the patentable inventions disclosed in the COH internal invention disclosures set forth in Exhibit A, including [**], or the Subject Inventions as defined in the Research Agreement (as defined below) set forth in Exhibit B; (ii) continuation-in-part applications that repeat a substantial portion of any of the foregoing that are Controlled by COH, (iii) any patents or patent applications that claim the same invention(s) or claim priority, directly or indirectly, to any of the foregoing, that are Controlled by COH, (iv) letters patent or the equivalent issued on any of the foregoing throughout the world, and (v) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing. Notwithstanding the foregoing, excepting all Subject Inventions as defined in the Research Agreement, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement.

EXECUTION COPY

1.30          “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.31          “Phase 1 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a study as described in 21 C.F.R. § 312.21(a) or a comparable clinical study in a country other than the United States.

1.32          “Phase 2 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied as described in 21 C.F.R. § 312.21(b); or a similar clinical study in a country other than the United States.

1.33          “Phase 3 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a lawful study in humans of the efficacy and safety of such Licensed Product or Licensed Service, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product or Licensed Service in the United States or another country for the indication being investigated by the study, as described in 21 C.F.R. § 312.21(c); or similar clinical study in a country other than the United States.

1.34          “Research Agreement” has the meaning set forth in Section 4.13 of this Agreement.

1.35          “Research Expenses” means those direct research and development expenses directly applicable to personnel, supplies and materials and contracted and outside services, in each case, exclusively related to the development and commercialization of Licensed Products and Licensed Services; provided that to the extent that any specific personnel, supplies or materials or contracted or outside services are related to both the development and commercialization of Licensed Products and Licensed Services as well as other activities of Licensee that are not related to the development and commercialization of Licensed Products and Licensed Services, only that portion of the related expense that can reasonably be allocated solely to the development and commercialization of Licensed Products and Licensed Services, as substantiated by the contemporaneous business records of Licensee, may be included in Research Expenses. Research Expenses will be permitted to include an additional [**]%) percent of the foregoing direct research and development expenses as overhead but otherwise do not include any indirect costs, overhead, utilities, equipment or facility-related expenses, any general and administrative expenses or other similar costs. All Research Expenses shall be determined, and all calculations shall be made, in accordance with GAAP.

EXECUTION COPY

1.36          “Sublicensee” means any Third Party which enters into an agreement with Licensee or an Affiliate (excluding Designated Affiliates) of Licensee involving the grant to such Third Party of any rights under the license granted to Licensee pursuant to this Agreement to offer for sale and sell Licensed Products in a given country or territory. For clarity, the recipient of a sublicense from Licensee as part of any agreement with a contract research organization acting strictly on behalf of Licensee, contract manufacturing organization or other like organization acting strictly on behalf of Licensee where such sublicense does not include the right to sell Licensed Products shall be deemed not to be a Sublicensee for purposes of this Agreement. For the avoidance of doubt, Designated Affiliate Agreements shall not constitute “Sublicensees” for purposes of this Agreement.

1.37          “Sublicense Revenues” means all consideration, in whatever form, due from a Sublicensee in return for the grant of a sublicense of Licensee’s rights hereunder, excluding consideration in the form of: (i) royalties received by Licensee and calculated wholly as a function of sales of Licensed Products or Licensed Services, (ii) payments received by Licensee at or around the milestone event for which milestone payments are already due to COH according to the schedule listed in Section 4.5, (ii) payments or reimbursement for documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead), (iii) payment or reimbursement of reasonable patent expenses actually incurred or paid by Licensee and not otherwise reimbursed, or payment of patent expenses required to by paid by Licensee hereunder, (iv) payments for the purchase of equity in Licensee at the fair market value of such equity, and (v) payments recognized as Net Sales under this Agreement for which a royalty is payable to COH. By way of clarification, the principal amount of any loan or other extension of credit provided to Licensee or an Affiliate (excluding a Designated Affiliate) of Licensee in connection with the grant of a sublicense by Licensee that is other than an arm’s-length credit relationship shall be deemed to constitute “Sublicense Revenues.”

1.38          “Territory” means the entire world.

1.39          “Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.

1.40          “Valid Claim” means a claim of a pending patent application or an issued and unexpired patent included in the Patent Rights, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right.

ARTICLE 2: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1            Development and Commercialization Responsibilities. Licensee and its Sublicensees shall have the sole right and responsibility for, and control over, all development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products and Licensed Services in the Field.

EXECUTION COPY

2.2            Licensee Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products and Licensed Services in the Field, directly or through one or more Sublicensees. Without limiting the foregoing, if Licensee, directly or through one or more Sublicensees, fails to accomplish any one of “Diligence Milestones” set forth in this Section 2.2 by the date specified (each a “Deadline Date”) corresponding to such Diligence Milestone, COH shall have the right, on notice to Licensee, to terminate this Agreement or convert the grant of rights hereunder from exclusive to non-exclusive, without any change in the other terms and conditions of this Agreement. [**]. Conversion of the license to non-exclusive pursuant to this Section 2.2 shall not constitute a waiver of COH’s right to terminate the license thereafter if Licensee’s obligations under this Section 2.2 continue to be unmet. [**]. Licensee shall provide COH with prompt written notice upon reaching each Diligence Milestone, which notice shall be accompanied by written documentation substantiating the achievement of any such Diligence Milestone. Upon written request by COH, Licensee shall supply additional written documentation reasonably requested by COH to confirm the achievement of any such Diligence Milestone.

“Deadline Date”	“Diligence Milestone”

1. [**] from the Original Effective Date	Licensee or Parent to receive aggregate Net Proceeds of not less than $[**] through any combination of: [**].

2. [**] from the Original Effective Date	Unless Licensee or Parent [**], Licensee or Parent to receive aggregate Net Proceeds of not less than $[**] in total (i.e., including the $[**] in 1 above) through any combination of: [**].

3. [**] from the Original Effective Date	[**].

4. [**] from the Original Effective Date	[**],

or

[**].

5. [**] from the Original Effective Date	[**],

or

[**].

6. [**] from the Original Effective Date	[**],

or

[**].

7. [**] from the Original Effective Date	[**], or

[**].

EXECUTION COPY

For avoidance of doubt, the efforts and achievements of all Designated Affiliates acting under Designated Affiliate Agreements shall be included in determining whether Licensee has satisfied its obligations under this Section 2.2.

2.3            Governance. COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products and Licensed Services under this Agreement (each a “Designated Representative”). The initial Designated Representative of COH shall be [**] and the initial Designated Representative of Licensee shall be [**]. Each Party may replace its Designated Representative at any time upon prior notice to the other Party. Licensee shall keep COH reasonably informed as to progress in the development and commercialization of Licensed Products and Licensed Services. Without limiting the foregoing, on or before [**] and [**] of each year during the term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, its activities and achievements with respect to the development and commercialization of Licensed Products and Licensed Services during the preceding [**], including activities relating to the achievement of the Diligence Milestones (the “[**] Report”). The Designated Representatives shall meet in person [**] to present and discuss the current [**] Report at such location and date as mutually agreed. Each Party shall be responsible for all expenses incurred by its Designated Representative in the participation in such annual meetings.

ARTICLE 3: LICENSE GRANTS

3.1            Grant of Rights. COH hereby grants to Licensee an exclusive royalty-bearing right and license under the Patent Rights to make, have made, use, offer for sale, sell and import Licensed Products and to perform Licensed Services, in the Field, in the Territory. The foregoing grant of rights shall be subject to: [**].

3.2            No Implied Licenses. Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights and other intellectual property rights Controlled by COH are expressly reserved to COH.

3.3            Sublicensing. Licensee shall have the right to sublicense its rights hereunder without the consent of COH [**]. The terms and conditions of each sublicense of Licensee’s rights hereunder shall be consistent with this Agreement. A true and complete copy of each sublicense of Licensee’s rights hereunder, as well as any amendment thereto, shall be delivered to COH within [**] of the effective date of each such sublicense or amendment, provided that COH shall treat the contents of each such sublicense agreement and amendment as Licensee Confidential Information. Sublicensees shall also have the right to further sublicense their rights, and so on through multiple sub-license levels.

EXECUTION COPY

3.4            Documentation of Licensed Services. Licensee and its Sublicensees shall provide Licensed Services only pursuant to one or more written agreements which set forth, in reasonable detail, all consideration due to Licensee for the provision of such services. Licensee shall provide a true and complete copy of each such agreement to COH promptly following the effective date of such agreement, provided that COH shall treat the contents of each such agreement as Licensee Confidential Information.

3.5            Designated Affiliates.

3.5.1        Notice of Designated Affiliate. Licensee shall have the right, from time-to-time during the Term, to designate any of its Affiliates as “Designated Affiliates” by written notice to COH. Such notice shall be accompanied by a Designated Affiliate Agreement that has been completed, duly executed by such Designated Affiliate and executed as acknowledged by Licensee. COH shall execute and deliver such Designated Affiliate Agreement promptly after receipt and a reasonable opportunity to review the agreement for conformity with the form attached hereto as Exhibit C and the other requirements of this Agreement. Such designation shall become effective upon the execution of the Designated Affiliate Agreement and the payment of the fee described in Section 4.2.2.

3.5.2        Field. Licensee and COH hereby acknowledge and agree that certain rights and licenses to activities and uses that are included within the field will be conveyed to each Designated Affiliate as and to the extent provided for in, and during the term of, the relevant Designated Affiliate Agreement (the “Designated Affiliate Field”) and that the Field and the scope of rights granted hereunder to Licensee shall both automatically be amended and restated in their entirety to exclude such Designated Affiliate Field.

ARTICLE 4: PAYMENTS

4.1            Up-Front Payment. In consideration for the license to the Patent Rights, COH acknowledges that Licensee satisfied its obligation to pay to COH a one-time non-refundable license fee of $[**] within [**] after the Original Effective Date.

4.2            License Maintenance Fee; Designated Affiliate Fee.

4.2.1        License Maintenance Fee. Within [**] in consideration for the license to the Patent Rights. The license maintenance fees paid in a given License Year shall be applied as credit against royalties otherwise due to COH pursuant to Section 4.6, below, during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.

4.2.2        Designated Affiliate Fee. Licensee shall pay to COH a fee of [**] dollars ($[**]) within [**] after providing notice to COH under Section 3.5.1 that Licensee is designating a Designated Affiliate. Such fee shall be payable each time that Licensee provides a notice of designation under Section 3.5.1.

4.3            Sale of Licensee Business. Upon the first Change of Control of Licensee or Parent, Licensee shall pay COH a non-refundable fee of $500,000. Notwithstanding the foregoing, the foregoing payment shall [**].

EXECUTION COPY

4.4            Stock Grant. COH acknowledges that it received 228,184 common units of Parent in exchange for [**] shares of Licensee’s Common Stock that had been issued to COH in connection with execution of the Original Agreement.

4.5            Diligence Milestone Payments. Within [**] of the occurrence of each “Diligence Milestone Event” set forth below, for each of the first three Licensed Products or Licensed Services to reach the applicable Diligence Milestone Event, whether achieved by Licensee, its Affiliate (excluding Designated Affiliates) or a Sublicensee, Licensee shall pay COH or its designee the amount indicated below for each Licensed Product or Licensed Service reaching the applicable Diligence Milestone Event.

Diligence Milestone Event	Amount Due
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

In the event that any Diligence Milestone Event is met with respect to any of the first three Licensed Products or Licensed Services prior to the satisfaction of any prior Diligence Milestone Event with respect to the same Licensed Product or Licensed Service, then Licensee shall also pay the amount due for occurrence of all prior Diligence Milestone Events not previously paid upon meeting the applicable Diligence Milestone Event [**].

For the sake of clarity, Diligence Milestone Payments made to COH by all Designated Affiliates acting under Designated Affiliate Agreements shall be taken into account in determining whether Licensee has satisfied its obligation to make Diligence Milestone Payments to COH for the first three Licensed Products or Licensed Services to reach the applicable Diligence Milestone Event.

Notwithstanding anything to the contrary in this Agreement, each Diligence Milestone Payment set forth in the table above shall not be due more than once per biological target (hence Diligence Milestone Payments are not due on back-up molecules advanced by Licensee or Sublicensee until such back-up molecule has advanced to a Diligence Milestone Event not previously attained by a molecule previously being developed by Licensee or its Sublicensees acting at the same biological target and for which the applicable Diligence Milestone Payment has already been paid).

4.6            Royalties. Licensee shall pay to COH or its designee royalties in an amount equal to:

EXECUTION COPY

4.6.1         [**]%) percent of annual Net Sales of Licensed Products and Licensed Services up to and including $[**] in annual aggregate Net Sales;

4.6.2         [**]%) percent of annual Net Sales of Licensed Products and Licensed Services that exceed $[**] in annual aggregate Net Sales;

Royalties shall be paid on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis until the expiration in each country of the last to expire of the Valid Claims in such country Covering Licensed Products or Licensed Services, as the case may be.

4.7            Sublicense Revenues. Licensee shall pay to COH:

4.7.1         The applicable percentage share of all Sublicense Revenues given in Section 4.7.2 below in connection with the grant of a sublicense of the Patent Rights to a Sublicensee, in each case, within [**] after payment is received from the relevant Sublicensee.

4.7.2         If the sublicense grant to the Sublicensee occurs [**], then [**]%. If the sublicense grant to the Sublicensee occurs [**], then [**]%. If the sublicense grant to the Sublicensee occurs [**], then [**]%. If the sublicense grant to the Sublicensee occurs [**], then [**]%.

4.7.3         If Sublicense Revenues are not in cash or cash equivalents, the percentage share payable to COH pursuant to this Section 4.7 shall be due, in the form received by Licensee, unless otherwise agreed by the Parties. In the event that COH requests to be paid the applicable percentage share of Sublicense Revenues in the form of a cash equivalent, Licensee shall reasonably consider such request, taking into consideration its ability to pay such amounts at such time.

4.8            Royalty Offsets. If, [**] it is necessary to pay to a Third Party other than a Sublicensee consideration (whether in the form of a royalty or otherwise) for the right to make, have made, use, sell, offer for sale or import a specific Licensed Product or specific Licensed Service in a given jurisdiction, and if the aggregate royalty rates of any and all royalties payable to such Third Party licensors when combined with the royalty rate payable to COH exceeds [**] percent ([**]%) in the case of Net Sales of the specific Licensed Product or specific Licensed Service, then Licensee shall have the right with respect to any period for which royalties are due (i.e., a calendar quarter or calendar year) to set off [**]%) percent of the aggregate royalties otherwise payable with respect to such period and such jurisdiction to such Third Party licensors against royalties that would otherwise be due to COH hereunder with respect to such period and jurisdiction; provided, however, that under no circumstances shall the royalty offsets permitted in this Section 4.8 result in the reduction of the effective adjusted royalty rate in any period for which payment is due and in any jurisdiction pursuant to Section 4.6, above, be less than [**]%) percent of Net Sales).

4.9            Timing of Royalty Payments. Royalty payments due under Section 4.6, above, shall be paid [**] within [**] in which aggregate Net Sales across all Licensed Products and Licensed Services reach $[**]. Thereafter, all royalty payments due under Section 4.6 shall be paid [**], within [**].

EXECUTION COPY

4.10          No Deductions from Payments. Subject to Section 4.7 above, Licensee is solely responsible for payment of any fee, royalty or other payment due to any Third Party not a Sublicensee in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product or Licensed Service and except as set forth in Section 4.8 above, Licensee shall not have the right to set off any amounts paid to such a Third Party, including fee, royalty or other payment, against any amount payable to COH hereunder.

4.11          Single Royalty. Only a single royalty payment shall be due and payable on Net Sales of a Licensed Product or performance of a Licensed Service, regardless if such Licensed Product or Licensed Service is Covered by more than one Valid Claim.

4.12          Payments Under Single License Only. Notwithstanding any provision in this Agreement or in the other license agreement of even date herewith between the Parties to the contrary, (i) Research Expenses shall be aggregated across both such license agreements and include expense within the defined parameters incurred by Licensee, Sublicensees and their respective Affiliates, (ii) diligence milestone payments and royalties for a given Licensed Product or Licensed Services shall be payable only once across both such license agreements, and (iii) the sublicense revenue share (under Section 4.7) shall be payable only once if a sublicense is granted under each such license agreement to a single Sublicensee.

4.13          Research Funding. On the Original Effective Date, Licensee and COH with Dr. Williams, as the principal investigator, entered into the sponsored research agreement (the “Research Agreement”) attached hereto as Exhibit B.

ARTICLE 5: REPORTS, AUDITS AND FINANCIAL TERMS

5.1            Royalty Reports. Within [**] after [**] in which a royalty payment under Article 4 is required to be made, Licensee shall send to COH a report of Net Sales of the Licensed Products and Licensed Services for which a royalty is due, which report sets forth for such [**] the following information, on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis: (i) total Net Sales, (ii) total gross sales of Licensed Products and Licensed Services, (iii) the quantity of each Licensed Products sold and Licensed Services performed, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due.

5.2            Additional Financial Terms.

5.2.1         Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined.

5.2.2         Payment Method. Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

EXECUTION COPY

5.2.3         Withholding of Taxes. Licensee may withhold from payments due to COH amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Licensee shall provide to COH all relevant documents and correspondence, and shall also provide to COH any other cooperation or assistance on a reasonable basis as may be necessary to enable COH to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Licensee shall give COH proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under federal and state tax laws and any double taxation or other similar treaty or agreement from time to time in force.

5.2.4         Late Payments. Any amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to [**] percentage point ([**]%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

5.2.5         Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold or Licensed Service provided, payment shall be made through such lawful means or methods as Licensee may determine. When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments, Licensee shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect. As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited but for the prohibition, together with accrued interested thereon, shall promptly be transmitted to COH.

5.3            Accounts and Audit.

5.3.1         Records. Licensee shall keep, and shall require that each Sublicensee keep, full, true and accurate books of account containing the particulars of, as the case may be, its Research Expenses, Net Sales and the calculation of royalties. Licensee and its Sublicensees shall each keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section 5.3.1 for [**] after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2         Appointment of Auditor. COH may appoint an internationally-recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any Research Expenses, to the extent relied upon by Licensee to achieve a Diligence Milestone, reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees.

5.3.3         Procedures for Audit. COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined only during the [**] period during which Licensee is required to maintain records, no more than [**]. Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least [**] advance notice from COH.

EXECUTION COPY

5.3.4         Audit Report. The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct or the Research Expenses incurred were correctly reported in connection with the achievement of a Diligence Milestone, and, if incorrect, the amount of any underpayment, any overpayment or any Research Expenses incorrectly reported.

5.3.5         Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 12. If the total amount of any such underpayment (as agreed to by Licensee or as determined under Article 12) exceeds [**]%) percent of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit. Otherwise, all costs of the audit shall be paid by COH.

ARTICLE 6: LICENSEE COVENANTS

6.1            Licensee covenants and agrees that in conducting activities contemplated under this Agreement, it shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services.

ARTICLE 7: INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.

7.1            Patent Prosecution, Maintenance and Enforcement.

(a)            As of the Original Effective Date, Licensee assumed and became responsible for the preparation, filing, prosecution, and maintenance of all Patent Rights in the name of COH at Licensee’s own expense, using Licensee counsel reasonably acceptable to COH. Licensee will timely provide COH with copies of all relevant documentation relating to such prosecution and COH shall keep such information confidential. Licensee’s counsel shall take instructions only from Licensee and COH’s counsel shall take instructions only from COH.

EXECUTION COPY

(b)            Promptly following the end of each [**] or upon request of COH, Licensee will provide COH with an update and details regarding the filing, prosecution and maintenance status of the Patent Rights. Licensee shall provide COH with drafts of all proposed filings (including, without limitation, the initial application as well as any material correspondence related to any filings) in a manner that allows COH a reasonable opportunity to review and comment before any such filing is made or due but in no event, except when impossible, less than [**] prior to any filing deadline. Licensee will consider all of, and incorporate to the extent commercially reasonable for Licensee’s conduct of its business, COH’s suggestions, recommendations and instructions concerning the preparation, filing, prosecution, defense and maintenance of the Patent Rights (including without limitation any suggestion or recommendation to alter or expand or limit the scope, content and/or claims of any such application), and, to the extent otherwise possible, will undertake the preparation, filing, prosecution and defense of the Patent Rights in a way that is intended to reasonably optimize the scope and enforceability of the Patent Rights. COH shall cooperate with Licensee in the preparation, filing, prosecution, and maintenance of the Patent Rights by disclosing such information as may be necessary and by promptly executing such documents as Licensee may request to effect such efforts. COH shall secure, and upon request provide to Licensee, assignments from all employees and other individuals necessary to grant the rights, licenses and privileges granted in this Agreement. The aforementioned provisions of this subparagraph are collectively the “Cooperation Provisions”. For clarity, (i) Licensee may not use cost or expense as a basis to deem any proposed COH claim or application commercially unreasonable, provided COH is willing to bear any increased cost or expense, in which case Licensee shall not be entitled to the benefits of any such claim or application unless COH’s costs are reimbursed and (ii) if Licensee deems any COH claim or application commercially unreasonable due to cost or expense, COH shall be entitled to require Licensee to file continuation, divisional or other independent applications to be prosecuted and maintained by COH at its cost and expense independent of Licensee and which shall be outside the scope of the rights licensed pursuant to this Agreement.

(c)            Licensee will not unreasonably refuse to amend any patent application in the Patent Rights to include claims reasonably requested by COH to protect the products contemplated to be sold by Licensee under this Agreement.

(d)            Each Party shall promptly provide written notice to the other in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field or of any Third Party claim regarding the enforceability or validity of any Patent Rights (“Infringement Notice”). Licensee shall, in cooperation with COH, use reasonable efforts to terminate infringement without litigation.

(e)            If infringing activity has not been abated within [**] following the date the Infringement Notice takes effect, then Licensee may, following consultation with COH, in its sole discretion and at its sole expense, take action against any alleged infringer or in defense of such any claim, provided, that, Licensee has exclusive rights under this Agreement. Any recovery obtained by Licensee as the result of legal proceedings initiated and paid for by Licensee pursuant to this subsection (e), after deduction of Licensee’s reasonable out-of-pocket expenses incurred in securing such recovery, shall be deemed to be Net Sales of Licensed Products and/or Licensed Services in the calendar quarter in which such recovery was received and royalties shall be due and payable thereon accordingly.

(f)             If COH is involuntarily joined in a suit initiated by Licensee, then the Licensee will pay any out-of-pocket costs reasonably incurred by COH arising out of such suit, including but not limited to, reasonable legal fees of counsel that COH selects and retains to represent it in the suit.

EXECUTION COPY

(g)            In the event that Licensee declines either to cause such infringement to cease (e.g., by settlement or injunction) or to initiate and thereafter diligently maintain legal proceedings against the infringer other than as part of a mutually agreed upon bona fide strategy, developed with the guidance of outside patent counsel, to preserve the Patent Rights, COH may, in its sole discretion and at its sole expense, take action against such alleged infringer or in defense of any Third Party claim. Any recovery obtained by COH as the result of any such legal proceedings shall be for the benefit of COH only. Failure on the part of Licensee to prosecute any such infringement for which it has standing to prosecute, absent a settlement between Licensee and such infringing Third Party, shall be grounds for conversion of the exclusive licenses granted to Licensee hereunder to co-exclusive licenses with Licensee and with such infringing Third Party(ies), with respect to the country in which such infringement occurs, at the option of COH, provided, however, that COH may only subsequently enter into subsequent license agreements with such infringing Third Party(ies) (i.e., not any other Third Party) and, provided further, that such license(s) shall not contain running royalty rates lower than the rates specified in this Agreement nor grant such third parties the right to sublicense. Licensee agrees to execute any and all necessary documents and perform such acts as are reasonably requested by COH in order to effect such grant to such Third Party. All fees, royalties, payments and any other consideration to be paid by that Third Party under the co-exclusive license shall be paid to COH.

7.2            Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all trademarks for use in connection with the sale or marketing of Licensed Products and Licensed Services in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks by Licensee or a Sublicensee shall comply in all material respects with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products or Licensed Services under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products or Licensed Services. Licensee shall own all Marks.

7.3            Challenge to the Patent Rights by Licensee.

(a)            COH may terminate this Agreement and, notwithstanding Section 3.3, above, all Sublicenses issued hereunder, upon written notice to Licensee in the event that Licensee or any of its Affiliates (excluding Designated Affiliates) or Sublicensees directly or indirectly asserts a Patent Challenge. “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH against Licensee, its Affiliates (excluding Designated Affiliates) or Sublicensees. In lieu of exercising its rights to terminate under this Section 7.3(a) COH may elect upon written notice to increase the payments due under all of Article 4 by [**] percent ([**]%), which election will be effective retroactively to the date of the commencement of the Patent Challenge. Licensee acknowledges and agrees that this Section 7.3(a) is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that would not have granted to Licensee the licenses under those Patent Rights, without this Section 7.3(a). COH will have right at any time in its sole discretion to strike this Section 7.3(a) (or any portion thereof) from this Agreement, and COH will have no liability whatsoever as a result of the presence or absence of this Section 7.3(a) (or any struck portion thereof).

EXECUTION COPY

(b)            If COH obtains a final non-appealable judgment upholding the validity and enforceability of the challenged Patent Rights and finding at least one claim of such Patent Rights to be infringed by Licensee or any one of its Affiliates (excluding Designated Affiliates) or Sublicensees, Licensee shall reimburse COH all of its attorneys’ fees and expenses expended in connection with defending such lawsuit or other proceeding.

7.4            Payment of COH Patent Expenses.

(a)            The Parties acknowledge that, prior to the Original Effective Date, COH incurred [**] with respect to [**] of the Patent Rights. In consideration of such [**] by COH, Licensee shall [**].

(b)            In the event that COH, in its reasonable judgment, makes an initial filing to maintain the patentability of a Subject Invention as defined in the Research Agreement set forth in Exhibit B, Licensee shall reimburse COH for all reasonable costs incurred by COH in connection therewith.

7.5            Marking. Licensee and its Sublicensees shall mark all Licensed Products and all materials related to Licensed Services in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold and such Licensed Services performed.

ARTICLE 8: TERM AND TERMINATION

8.1            Term and Expiration of Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire on a country-by-country basis and on a Patent Right-by-Patent Right basis on the later to occur of: (a) the expiration of the last to expire of any of the Patent Rights in such country (or if no patent issues, until the last patent application in Patent Rights is abandoned), and (b) the date on which the last of the remaining obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products and Licensed Services have been satisfied (such expiry of the Term hereinafter referred to as “Expiration”).

8.2            Termination.

8.2.1         Material Breach. Either Party may terminate this Agreement prior to its Expiration for any material breach by the other Party, provided that the Party seeking to terminate shall have first given the breaching Party notice of such material breach with reasonable particulars of the material breach, and the Party receiving the notice of the material breach shall have failed to cure that material breach within [**] after the date of receipt of such notice.

EXECUTION COPY

8.2.2         Bankruptcy. COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that: (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of City of Hope, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within [**] of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.

8.2.3         Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than 30 days following the date of such notice.

8.2.4         Termination bv COH for Breach-Based Termination of the Research Agreement. COH shall have the right to terminate this Agreement following COH’s termination of the Research Agreement (i) pursuant to Section 11.2 of the Research Agreement for Licensee’s failure to pay amounts due thereunder or (ii) pursuant to Section 11.3 of the Research Agreement for Licensee’s uncured material breach thereof; provided that, in the event of any such termination of the Research Agreement by COH, Licensee shall provide written notice to COH of such termination, and COH may terminate this Agreement at any time after such termination of the Research Agreement, but in no event later than [**] after the receipt of such notice from Licensee.

8.3            Effect of Termination.

8.3.1         Upon any termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), all rights and licenses granted to Licensee under Article 3 and all sublicenses granted by Licensee except as provided below shall immediately terminate on and as of the effective date of termination as provided in Section 8.2, except that (a) Licensee and its Sublicensees shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination until the sooner of: (i) [**] after the effective date of termination, or (ii) the exhaustion of Licensee’s or Sublicensees’ inventory of Licensed Products; and (b) each sublicense granted in compliance with this Agreement, provided that the Sublicensee is not then in material default of its obligations under the sublicense, will remain in effect, and each Sublicensee thereafter will be deemed a direct licensee of COH, and each such sublicense agreement will be considered to be a direct license agreement between COH and the Sublicensee, mutatis mutandis, provided that COH will not be bound to: (1) perform any obligations set forth in any such sublicense agreement that extend beyond the obligations of COH set forth in this Agreement, or (2) accept compensation under any such sublicense agreement that taken as a whole in COH’s reasonable discretion would be less than the compensation payable to COH in respect of such Sublicensee’s activities pursuant to this Agreement.

EXECUTION COPY

8.3.2         Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration):

(a)            Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.

(b)            Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products and Licensed Services. Subject to Section 8.3.1, above, Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and Licensed Services.

8.3.3         Termination of this Agreement through any means and for any reason pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.4            Designated Affiliate Agreements. The termination or expiration of this Agreement shall have no effect on the continued effectiveness of any Designated Affiliate Agreements. The termination of any Designated Affiliate Agreement shall cause the reversion of the rights granted thereunder to Licensee under this Agreement as if such Designated Affiliate Agreement had never been entered into provided that Licensee assumes in writing any unfulfilled obligations or liabilities of the relevant Designated Affiliate under such Designated Affiliate Agreement.

8.5            Survival. Sections 4.9, 5.1, 5.2, 5.3, 8.3, 8.4, 8.5, Article 10, Article 11, Article 12, Sections 14.1-14.11 and Sections 14.14-14.15 shall survive termination of this Agreement for any reason pursuant to Section 8.2 and Expiration pursuant to Section 8.1.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9.1            Mutual Representations and Warranties. COH and Licensee each represents and warrants as follows:

9.1.1         It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;

9.1.2         Entry into this Agreement will not constitute a breach of any other agreement to which it is party;

9.1.3         It has read this Agreement, with assistance from its counsel of choice. It understands all of this Agreement’s terms. It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it. It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and

EXECUTION COPY

9.1.4         It has made such investigation of all matters pertaining to this Agreement that it deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. It agrees that it is not relying in any manner on any statement, promise, representation or understanding, whether oral, written or implied, made by any Party, not specifically set forth in this Agreement. It acknowledges that, after execution of this Agreement, it may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

9.2            Representations and Warranties of Licensee. Licensee represents and warrants that as of the Original Effective Date:

9.2.1         All authorizations necessary for the issuance of the COH Shares issuable to COH pursuant to Section 4.4(a) of the Original Agreement, were obtained;

9.2.2         no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of Licensee was required in connection with the offer, sale, or issuance of the COH Shares or the consummation of any other transaction contemplated hereby, except for the following: (i) the filing of a notice of exemption pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, which was filed by Licensee promptly following the Original Effective Date; and (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor. The offer, sale, and issuance of the COH Shares in conformity with the terms of the Original Agreement are exempt from the registration requirements of Section 5 of the Act, and from the qualification requirements of Section 25110 of the California Securities Law, and Licensee, nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions;

9.2.3         The sale of the COH Shares was not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with;

9.2.4         The COH Shares, when issued, sold and delivered in accordance with the terms of the Original Agreement for the consideration expressed therein, were duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws;

9.2.5         As of the Original Effective Date, the authorized capital stock of Licensee consisted of 10,000,000 shares of Common Stock, [**]. As such the [**] shares issued to COH pursuant to the Original Agreement and the [**] shares issued to COH (or its designees) pursuant to a second license agreement between the parties executed on or about even date to the Original Agreement together [**] on the date such shares were issued. As of the Original Effective Date, Licensee had not reserved any equity securities for issuance pursuant to Licensee’s equity incentive compensation plans. All issued and outstanding shares of Licensee were duly authorized and validly issued and were fully paid and nonassessable. Other than the outstanding Common Stock, including the COH Shares, there were no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Licensee of any securities of Licensee nor any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. The respective rights, preferences, privileges, and restrictions of the Common Stock were solely as stated in Licensee’s certificate of incorporation, a true and correct copy of which was delivered to COH prior to the Original Effective Date;

EXECUTION COPY

9.2.6         Licensee was not in violation or default of any provision of its certificate of incorporation or bylaws on the Original Effective Date or on the date of issuance of the COH Shares, and;

9.2.7         Prior to the Original Effective Date, Licensee had not entered into any agreements pursuant to which the Patent Rights had been sublicensed.

9.3            Representations and Warranties of COH. COH represents and warrants that, as of the Original Effective Date, to the actual knowledge of the Director of its Office of Technology Transfer without independent inquiry, COH has the full power and authority to grant the rights, licenses and privileges granted herein.

9.4            Exclusions. Nothing in this Agreement is or shall be construed as:

9.4.1         A warranty or representation by COH as to the validity or scope of any claim or patent or patent application within the Patent Rights;

9.4.2         A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

9.4.3         A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;

9.4.4         An obligation on COH to bring or prosecute any suit or action against a Third Party for infringement of any of the Patent Rights;

9.4.5         An obligation to furnish any know-how not provided in Patent Rights; or

9.4.6         A representation or warranty of the ownership of the Patent Rights other than as set forth in Section 9.3, above.

9.5            DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN SECTIONS 9.1 AND 9.3 OF THIS AGREEMENT, NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND HIE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.3 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

EXECUTION COPY

ARTICLE 10: INDEMNIFICATION

10.1          Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless COH, its Affiliates, and their respective officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or are in any way attributable to: (i) the material breach of any representation or warranty made by Licensee under this Agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee, any of its Affiliates (excluding Designated Affiliates) or a Sublicensee or any other exercise of rights under this Agreement or pursuant to any sublicense, or (iii) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or Sublicensee.

10.2          Procedure. The indemnities set forth in Section 10.1 are subject to the condition that COH shall forthwith notify Licensee of a liability, claim, suit, action or expense and that Licensee defend and control any proceedings with COH being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event Licensee shall pay for COH’s counsel): provided, that, Licensee may not settle the liability, claim, suit, action or expense, or otherwise admit fault of COH or consent to any judgment, without the written consent of COH (such consent not to be unreasonably withheld). Notwithstanding the foregoing, no delay in the notification of the existence of any claim of Loss shall cause a failure to comply with this Section 10.2 as long as such delay shall not have materially impaired the rights of Licensee.

10.3          Insurance.

(a)            Within [**] following the first equity or debt financing with net proceeds to Licensee or Parent of greater than $[**], Licensee shall procure at its sole expense (or shall be covered under a policy maintained by an Affiliate) and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $[**]; (ii) products/completed operations aggregate, $[**]; (iii) personal and advertising injury, $[**]; and general aggregate (commercial form only), $[**].

(b)            The foregoing policies will provide primary coverage to COH and shall name the COH Indemnitees as additional insureds, and shall remain in effect during the term of this Agreement and for [**] following the termination or expiration of the term of this Agreement. The COH Indemnitees shall be notified in writing by Licensee not less than [**] prior to any material modification, cancellation or non-renewal of such policy. Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by the COH Indemnitees. Such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

EXECUTION COPY

(c)            Licensee expressly understands that the coverage limits in Section 10.3(a) do not in any way limit the Licensee’s liability.

10.4            LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY: (I) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, AND (II) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF ONE-HALF OF THE TOTAL CONSIDERATION PAID TO COH HEREUNDER.

ARTICLE 11: CONFIDENTIALITY

11.1            Confidential Information. During the term of this Agreement and for [**] thereafter without regard to the means of termination: (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party any Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose any COH Confidential Information to any Third Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such other Party’s Confidential Information is granted.

11.2            Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:

(a)            if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b)            to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

(c)            as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products or Licensed Services, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)            to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

(e)            to the extent necessary, to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

(f)             by Licensee, to actual and potential investors, licensees, Sublicensees, consultants, vendors and suppliers, and academic and commercial collaborators, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3          Certain Obligations. During the Term and for a period of [**] thereafter and subject to the exceptions set forth in Section 11.2, Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:

(a)            to use such Confidential Information only for the purposes contemplated under this Agreement,

(b)            to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c)            to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

(d)            to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4          Termination. Upon termination, of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary’) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by any applicable law or regulation.

ARTICLE 12: DISPUTE RESOLUTION

All Disputes shall be first referred to [**] of COH (the “COH [**]”) and the [**] of Licensee for resolution, prior to proceeding under the other provisions of this Article 12. A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists, together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initialing Party is willing to accept, if any. Within [**] after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any. In the event that such Dispute is not resolved within [**] after the Responding Party’s receipt of the Initiating Party’s notice, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

EXECUTION COPY

ARTICLE 13: GOVERNMENTAL MATTERS

13.1          Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

13.2          Export Control Laws. Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 14: MISCELLANEOUS

14.1          Assignment and Delegation. Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH. Notwithstanding the foregoing, Licensee or COH, may assign or transfer its rights and obligations under this Agreement to (a) an Affiliate or (b) a Person that succeeds to all or substantially all of such assignor’s business or assets, whether by sale, merger, operation of law or otherwise and provided that such Person agrees, in form and substance reasonably acceptable to the non-assigning Party, to be bound as a direct party to this Agreement in addition to Licensee. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.

14.2          Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement. For clarity, the Original Agreement shall be deemed amended and restated in its entirety by and replaced by this Agreement.

14.3          Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

EXECUTION COPY

14.4          Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

14.5          Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

14.6          Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

14.7          Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to COH:	with a copy to:

Office of Technology Licensing City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: VP, Center for Applied Technology Development Fax [**]	Office of General Counsel City of Hope 1500 East Duarte Road Duarte, CA 91010 Attn: General Counsel Fax [**]

Notices to Licensee:	with a copy to:

Akriveia Therapeutics Inc. 23 Southern Hills Drive, Skillman, New Jersey 08558	Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, CA 92130

Either Party may change its address, or the addition or deletion of “copied” persons or entities for notices or facsimile number at any time by sending notice to the other Party.

14.8          Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

EXECUTION COPY

14.9          Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

14.10        Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.11        Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.

14.12        Licensee Covenant. Licensee covenants and agrees that, in conducting activities contemplated under this Agreement, it shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services.

14.13        Licensee Certification. Licensee certifies to COH under penalty of perjury, that Licensee has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not knowingly arrange or contract with any such individuals or entities during the term of this Agreement. Licensee agrees to notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of COH or any employee, contractor or agent of COH. Any material breach of this Section 14.13 by Licensee shall be grounds for termination of this Agreement by COH in accordance with Section 8.2.1.

EXECUTION COPY

14.14        Publicity. Neither Party may issue a press releases or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party. COH may, in its sole discretion and without the approval of Licensee, publicly disclose the existence of this Agreement and the overall potential value of the Agreement to COH so long as the detailed and specific terms and conditions of this Agreement are not disclosed. If a Third Party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of its grant in Section 3.1 to such Third Party, but will not disclose the name of the Licensee, except where COH is required to release information under either the California Public Records Act or other applicable law.

14.15        No Third Party Beneficiaries. Except for the rights of the COH Indemnities pursuant to Article 10, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

*        *        *        *        *

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

AKRIVEIA THERAPEUTICS INC.		CITY OF HOPE

By:	/s/ Simon Tomlinson	By:	/s/ Robert Stone

Name:	Simon Tomlinson	Name:	Robert Stone

Title:	President and CEO	Title:	President and CEO